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                                                                   Exhibit 99.a

[GRAPHIC OF ONEOK APPEARS HERE]                           Financial News

       Post Office Box 871                          Tulsa, OK 74102-0871
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For Immediate Release:  November 30, 2001

             Media: Don Sherry, 405-551-6738 (Pager: 405-961-5678)
                     Analysts: Weldon Watson, 918-588-7158
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                        ONEOK TAKES EARNINGS CHARGE BASED
                          ON OKLAHOMA REGULATORY ACTION

         Tulsa--ONEOK, Inc., (NYSE:OKE) today announced it will take a non-recurring charge of 18 cents per share of common stock in the fourth-quarter as the result of an order from the Oklahoma Corporation Commission (OCC) that unfairly denied Oklahoma Natural Gas Company (ONG), a division of ONEOK, the right to collect outstanding gas costs incurred while serving customers last winter. ONG has appealed the order to the Oklahoma Supreme Court.

         ONG's recovery of last winter's gas costs through its billing process has been delayed by the OCC. The order halts that recovery process effective December 1, 2001, leaving ONG with an estimated $34.6 million in gas costs yet to be recovered. The company has requested and expects to receive a stay of the order that will permit the company to collect the money subject to refund. However, if the appeal is not successful, the company would have to refund the money to its customers with interest. The exact amount to be charged to earnings will be based on collections through the end of November.

         Sam Combs, president, and chief operating officer of ONG, said, "It is regrettable that ONG has been singled out to carry the brunt of regulatory frustration for last winter's higher gas costs even though our gas costs were lower than other gas distributors in the region and in Oklahoma."

         Industry analysts blamed last winter's increased gas costs on low domestic supplies of natural gas and increasing demand escalated by periods of extraordinarily cold weather last year.

         The Commission mandated and closely monitored the competitive bidding process used by ONG to acquire its gas supply. The OCC also reviewed records of an affiliate gas supplier, ONEOK Energy Marketing and Trading Company (OEMT), and determined it had charged ONG less on average than other customers.

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         David Kyle, chairman, president, and chief executive officer of ONEOK, said, "Our business practices are above reproach. We are suffering needlessly from an order that at best can only be described as 20/20 hindsight. This order is not supported by the evidence leaving us no choice but to seek a remedy before the Supreme Court of Oklahoma.

                  "Although I am hopeful we will prevail in the appeal, I know it will be a long process and, for that reason, it is appropriate to take this action to eliminate any uncertainty about our future earnings."

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Statements contained in this release that include company expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results of company earnings could differ materially from those projected in such forward-looking statements. Additional information about ONEOK is available on the ONEOK web site at www.oneok.com. Service area maps and logos are available under Media Kit.